UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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GOLDMAN SACHS TRUST

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Background

—	There is currently a proxy vote occurring for the Goldman Sachs Rising Dividend Growth Fund (the “Fund”). The proxy vote seeks the approval of a new sub-advisory agreement for the Fund between Goldman Sachs Asset Management, L.P. (“GSAM”) and Dividend Assets Capital, LLC (“DAC”).

Fund

—	Goldman Sachs Rising Dividend Growth Fund

Current DAC Sub-advisory Agreement/services

—	DAC currently serves as the sub-adviser to the Fund and provides the day-to-day advice regarding the Fund’s portfolio transactions.

—	DAC makes the investment decisions for the Fund and places purchase and sale orders for the Fund’s portfolio transactions in the U.S. and foreign markets.

—	DAC is currently owned by a small group of individuals comprised of the senior management of DAC.

Proposed DAC Sub-advisory Agreement/services

—	DAC will continue to serve as the sub-adviser to the Fund and provide the day-to-day advice regarding the Fund’s portfolio transactions.

—	DAC will continue to make the investment decisions for the Fund and place purchase and sale orders for the Fund’s portfolio transactions in the U.S. and foreign markets.

—	Subject to shareholder approval and as part of DAC’s succession planning, the existing owners of DAC intend to transfer ownership of DAC to an employee stock ownership program (“ESOP”) (the “ESOP Transaction”), which would distribute owership of DAC over a broader base of DAC’s employees.

Why are we requesting this change to the Fund’s Sub-Advisory Agreement?

—	We do not anticipate this change to impact the portfolio management services of the Fund.
—	We believe that the proposed change is beneficial to the Fund and its shareholders to ensure that the existing sub-advisory services continue after the ESOP Transaction occurs.
—	The Fund is subject to the Investment Company Act of 1940, which effectively provides that any investment management agreement, including any sub-advisory agreement, must terminate automatically if there is a change in control or ownership.
—	The ESOP Transaction could be deemed to be such a change of control because a controlling block of outstanding voting securities of DAC will be transferred to the ESOP.

FOR EXISTING CLIENT USE ONLY - NOT FOR USE AND/OR DISTRIBUTION TO THE GENERAL PUBLIC.

Confidentiality

No part of this material may, without GSAM’s prior written consent, be (i) copied, photocopied or duplicated in any form, by any means, or (ii) distributed to any person that is not an employee, officer, director, or authorized agent of the recipient.

Although certain information has been obtained from sources believed to be reliable, we do not guarantee its accuracy, completeness or fairness. We have relied upon and assumed without independent verification, the accuracy and completeness of all information available from public sources.

Views and opinions expressed are for informational purposes only and do not constitute a recommendation by GSAM to buy, sell, or hold any security. Views and opinions are current as of the date of this presentation and may be subject to change; they should not be construed as investment advice.

A summary prospectus, if available, or a Prospectus for the Fund containing more information may be obtained from your authorized dealer or from Goldman, Sachs & Co. by calling (retail - 1-800-526-7384) (institutional – 1-800-621-2550). Please consider a fund’s objectives, risks, and charges and expenses, and read the summary prospectus, if available, and the Prospectus carefully before investing. The summary prospectus, if available, and the Prospectus contains this and other information about the Fund.

Goldman, Sachs & Co. is the distributor of the Goldman Sachs Funds.

© 2014 Goldman Sachs. All Rights Reserved.

Date of first use: July 11, 2014                 133101.MF.OTU

FOR EXISTING CLIENT USE ONLY - NOT FOR USE AND/OR DISTRIBUTION TO THE GENERAL PUBLIC.

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